Exhibit 99.1

Exhibit 99.1    Earnings Release of December 5, 2008

HENNESSY ADVISORS, INC. ANNOUNCES ANNUAL EARNINGS OF $0.28 PER SHARE

Novato, CA – December 5, 2008 – Hennessy Advisors, Inc. (OTCBB:HNNA) Chief Executive Officer and President, Neil Hennessy, today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.28 for the fiscal year ended September 30, 2008. Earnings decreased approximately 60% versus the prior fiscal year, which were $0.70 per share. The decline in earnings is primarily attributable to decreased mutual fund assets under management, with more than half of the change in assets due to market depreciation. Assets under management were $876 million at September 30, 2008, compared to $1.72 billion at September 30, 2007.

“It has been a very difficult year for mutual fund companies and investment managers across the board. In the past year, investors have pulled their money out of funds at a record pace, and the average total returns of all stock funds are down approximately 50%. These factors have contributed to a loss of literally trillions of dollars in assets under management for mutual fund companies,” said Mr. Hennessy. “While our earnings are down versus last year, it is important to note that we are reporting earnings. During the past year we have increased our retained earnings by almost 8% and reduced our debt by more than 24%, or $2.1 million. We maintain a healthy balance sheet, with a cash position of $12.8 million, which is nearly double our debt,” he added.

“We believe we have built a strong foundation that allows us to weather the current economic downturn. We are using this time to aggressively build and strengthen our sales and distribution efforts, positioning our company for the market’s turnaround, and we continue to seek out and pursue opportunities to acquire mutual fund assets. With history as our guide, we know the long-term prospects of the market remain fundamentally strong, and we are operating the company for the long-term benefit of our shareholders,” said Mr. Hennessy.

Financial Highlights

Year to Year

	Twelve Months Ended		$ Change	% Change
Fiscal Year	Sept. 30, 2008	Sept. 30, 2007
Total Revenue	$10,275,043	$16,071,521	$(5,796,478)	-36.1%
Net Income	$1,611,434	$4,132,711	$(2,521,277)	-61.0%
Earnings per share diluted	$0.28	$0.70	$(0.42)	-60.0%
Weighted Average number of shares outstanding	5,748,279	5,926,291	(178,012)	-3.0%

At Period Ending Date	Sept. 30, 2008	Sept. 30, 2007	$ Change	% Change
Mutual Fund Assets Under Management	$876,069,040	$1,720,763,355	$(844,694,315)	-49.1%
Total Debt, including current portion	$6,508,694	$8,599,210	$(2,090,516)	-24.3%
Retained Earnings	$15,513,537	$14,417,331	$1,096,206	7.6%

Hennessy Advisors, Inc., located in Novato, CA, is a publicly traded investment advisor to a family of mutual funds. Hennessy Advisors, Inc. is committed to their time-tested, quantitative stock selection formulas and disciplined money management approach.

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Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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